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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14/Amendment No. 120 to Registration Statement Nos. 333-96795/811-08306 on Form N-4 of our report dated April 6, 2007 relating to the financial statements of First MetLife Investors Variable Annuity Account One, and our report dated April 11, 2007 on the financial statements of First MetLife Investors Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by accounting guidance adopted on January 1, 2004), and our report dated April 11, 2007 relating to the consolidated financial statements of General American Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for defined benefit pension and other postretirement plans and for certain non-traditional long duration contracts and separate accounts as required by accounting guidance adopted on December 31, 2006 and January 1, 2004, respectively), all appearing in the Statement of Additional Information in Post-Effective Amendment No. 12/Amendment No. 103 to Registration Statement No. 333-96795/811-08306 of First MetLife Investors Variable Annuity Account One, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
October 31, 2007